COMPLIANCE SERVICES AGREEMENT
This Services Agreement (“Agreement”) is dated 3rd day of February 2025 (the "Effective Date") by and between
Momentum57 LLC (the “Company”), a limited liability company organized under the laws of the state of New
Jersey, and Procure ETF Trust II (the "Trust"), a Delaware statutory trust, and ProcureAM LLC (the “Adviser”), a limited liability company organized under the laws of the state of Delaware.
WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act" or “IC Act”);
WHEREAS, shares of beneficial interest in the Trust consist of one series, the Procure Space ETF (the
"First Fund"); together with any series which may be established in the future, the "Funds").
WHEREAS, the Funds are managed and/or advised by Procure AM, LLC or an affiliate thereof (the
"Adviser"), and the Funds are sub-advised by Penserra Capital Management LLC ("Sub-Adviser"; together with future sub-advisers, the "Sub-Advisers") and engage the index provider (the "Index Provider"; together with future index providers, the "Index Providers");
WHEREAS, the Adviser is an investment adviser registered with the SEC under the Investment Advisers
Act of 1940 (“IA Act”).
WHEREAS, the Trust and the Adviser are affiliated entities, sharing management and control persons, and the Adviser’s sole client is the Trust.
WHEREAS, the Trust and the Adviser, separately and collectively, wish to engage the Company to provide the services described in this Agreement and the accompanying Exhibits and the Company wishes to provide such services to the Trust and the Adviser under the conditions set forth below.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Fund and Company agree to the Terms and Conditions described in Exhibits A-D.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
Procure ETF Trust II
By:
Andrew Chanin, President of the Trust and Chair of the Board
ProcureAM LLC
By:
Andrew Chanin, Chief Executive Officer
Momentum57, LLC
By
Name: Allison Gorbaty
Title: Managing Member
Exhibit A
Services
Base Services (included in monthly fee):
1.Chief Compliance Officer. We will designate a member of our staff (acceptable to the Board) to serve as
Chief Compliance Officer pursuant to Rule 38a-1. The CCO will be responsible for administering the
Adviser’s and Trust's policies and procedures, reporting to the Board, providing the annual written compliance report, and any other matters required of a CCO under the IC Act and IA Act.
2.Policies and Procedures. We will proactively maintain and update the Adviser’s and Trust's compliance manual to reflect regulatory changes and changes to the Adviser’s and Trust's business. We will draft all policies and work with management and the Board to include all recommended revisions and changes
(one aggregate amendment per year unless required by law). We will monitor the industry and regulatory developments and recommend changes to policies and procedures as appropriate.
3.Certifications. We will ensure that all relevant personnel and service providers receive and understand the compliance policies and procedures, obtain certifications with respect thereto, and obtain quarterly compliance certification.
4.Annual Review. We will conduct the annual review of the adequacy and effectiveness of the policies and procedures of the Adviser and Trust and the relevant service providers. Pursuant to Rule 38a1 (a)(4)(iii), the annual report will address (A) the operation of the policies and procedures of the fund and each investment adviser, principal underwriter, administrator, and transfer agent of the fund, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and (B) each Material
Compliance Matter (as defined in Rule 38a1 (e) (2)) that occurred since the date of the last report. The review will include a review of the policies and procedures, interviews of key personnel, obtaining certifications, reviewing internal and/or third-party compliance reports, reviewing cited regulatory deficiencies and/or exam results, noting observed risks, and assessing implementation. We will provide a detailed written report of our findings to the Board.
5.Compliance Calendar. We will create, implement, and follow a detailed compliance calendar and project plan to ensure the timely completion of all compliance activities by all relevant parties.
6.Advice, Guidance, and Support. We will provide real-time advice and guidance to management or the
Board with respect to any compliance and regulatory questions (limitless hours per year). In the event the ownership of the Trust and/or Advisor changes (due to sale, transfer, or other event), the hourly rate for this service will become $500 after the first 8 hours.
7.Board Reporting. A representative from Company will attend all Board meetings and report material compliance issues to the Board. We will also review certifications of various service providers and make written compliance certifications.
8.Due Diligence. We will conduct due diligence review of the operations of each Adviser and Sub-Adviser.
9.Code of Ethics and Insider Trading. We will manage all Code of Ethics and Insider Trading activities including pre-clearance and reviews of trading (limitless Access Persons).
10.Regulatory Exams. We will provide support related to responding to regulatory exams conducted by the
SEC (limitless hours). This will include assembling materials in response to requests, interfacing with the exam staff, and preparing a written response to deficiencies. In the event the ownership of the Trust and/or Advisor changes (due to sale, transfer, or other event), the hourly rate for the aforementioned regulatory exam services will become $500 after the first 24 hours.
11.Training. We will prepare and offer training sessions (as many hours as necessary) on topics and to personnel designated by management and/or the Board. In the event the ownership of the Trust and/or
Advisor changes (due to sale, transfer, or other event), the hourly rate for training services will become
$500 after the first 5 hours.
Additional Services (included in monthly fee):
•Implementing operational procedures;
•Training other than as described in Base Services;
•Assisting with licensing requirements for individuals;
•Conducting email reviews;
•Responding to regulatory examinations in excess of the hours described in Base Services;
•Responding to client inquiries or RFPs;
•Providing regulatory advice and responding to internal inquiries and examinations in excess of the hours described in Base Services;
•Utilizing third-party technology or manual processes to manage the Code of Ethics processes;
•Conducting periodic reviews of Adviser or Sub-Advisers;
•Providing compliance services to affiliates;
•Providing compliance services with respect to other jurisdictions, statutes, or regulations, other than as described herein;
•Providing services before or after the Term hereof;
•Providing services with respect to additional Funds or Sub-Advisers;
•Providing reasonable services not described above under "Base Services;" and
•Providing other compliance services as reasonably requested.
In the event the ownership of the Trust and/or Advisor changes (due to sale, transfer, or other event), the hourly rate for additional services will become $500.
Exhibit B
Fees and Term
[Redacted]
Term: 12 months
Exhibit C
Terms and Conditions
I.Appointment
a.The Adviser and Trust hereby appoints the Company to perform the compliance services described in Exhibit A attached hereto (the “Base Services”). Company accepts such appointment and agrees to render the Base Services for the compensation herein provided, subject to the direction and control of the Adviser and Trust and its management. The duties of the Company shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Company hereunder. The Company will perform such additional services (the “Additional
Services”; together with the Base Services, the “Services”) that (a) are required, in Company reasonable determination and upon prior notice to the Board, to adequately implement and maintain the compliance program in accordance with
Rule 206(4)-7 and Rule 38a-1 (hereinafter, “Required Additional Services”), (b) are directed by the Board or directed by a Service Provider and approved by the Board, or (c) are not described in Exhibit A under “Base Services.”
b.The Adviser and Trust shall cause their investment advisers and sub-advisers, administrator, distributor, custodian, legal counsel, independent accountants, transfer agent, and other service providers and agents (each, a “Service Provider”:
together, the “Service Providers”) to cooperate with Company and to provide the Company with such information, documents and advice relating as necessary and/or appropriate or as requested by the Company, in order to enable
Company to perform its duties hereunder. In connection with its duties hereunder, the Company shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Company by an officer or authorized representative of the Adviser or Trust
(or its authorized designees). The Company shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. The Company shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Adviser or Trust or any Service Provider until receipt of written notice thereof. At the request of Company, each of the Adviser and Trust and each of its Service
Providers will certify periodically that it is in compliance with applicable federal securities laws. The Adviser and Trust agree that successful completion of the Services described in this Agreement by Company will require the active participation and timely response by the Adviser and Trust and the Service Providers to requests of Company.
c.The Adviser and Trust hereby appoint the person designated in Exhibit D as the “Internal Compliance Officer” who
shall (i) facilitate access to information and senior management, (ii) supervise the services described herein, and (iii)
perform any required compliance services not otherwise undertaken by Company. The parties shall agree from time to time on the specific activities required of, and assumed by, the “Internal Compliance Officer”.
d.Notwithstanding the engagement of the Company to perform the services described in this Agreement, the Adviser and
Trust have and retain responsibility for all compliance matters relating to the Adviser and Trust, including but not limited to compliance with all applicable provisions of the IC Act and IA Act, including Rule 38a-1 under IC Act, Rule
204-2 under IA Act, Section 15(c) under IC Act, and Rule 206(4)-7 under IA act. Responsibility for these rules /
regulations are not assumed by the Company. Additionally, the Adviser and Trust acknowledge and agree that each
Service Provider has and retains responsibility for its own compliance obligations under applicable law. Further, the
Company may, at its expense, subcontract and delegate certain responsibilities to other third-parties, subject to the prior approval by the Trust and Adviser, and provided that the Company shall not be relieved of any of its obligations under this Agreement by the appointment of such third-parties. The Company shall be responsible for all acts of such third-
parties as if such acts were its own.
II.Compensation
e.For performing the Base Services, the Adviser and Trust shall pay the Company the fees described in Exhibit B attached hereto. Such fees shall be payable on a monthly basis. Services will not be performed if payment of the fee is not received timely.
f.For Additional Services, the Trust will need to pay the Company on a time and materials basis at the Company's hourly rates described in Exhibit B.
g.In the event that the Adviser or Trust materially changes their operations or changes to applicable law would have a material effect on the Trust’s and/or Adviser’s compliance program, the Company shall have the option of increasing the fees described herein.
h.The Adviser and Trust will not need to pay for (a) travel time, and (b) any reasonable out-of-pocket expenses in connection with the Services to be provided under this Agreement. In the event the ownership of the Trust and/or
Advisor changes (due to sale, transfer, or other event), the hourly rate for travel time will become $500 and reasonable out-of-pocket travel expenses will be charged.
i.All undisputed amounts payable hereunder are due immediately upon receipt of the applicable invoice. The Adviser and Trust do not waive the right to dispute any amount described on an invoice after 30 days have elapsed from the date of invoice delivery. In the event that amounts payable hereunder are more than 30 days overdue, (i) Company will suspend services hereunder until all amounts outstanding are received and (ii) overdue amounts shall not be assessed a service charge.
III.Limitation of Liability; Indemnification
a.The Company shall not be liable for any error of judgment or mistake of law or for any loss suffered in connection with the matters to which this Agreement relates, except for a loss resulting from the Company’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from disregard by it of its obligations and duties under this
Agreement. Furthermore, the Company shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents, or information (without investigation or verification) received by the Company from or on behalf of the Adviser or Trust or (ii) any action taken or omitted to be taken by the Adviser or Trust or any past or current Service Provider. Company may apply to the Board or an officer or authorized representative of the Adviser or Trust (or their authorized designees) at any time for instructions and may consult counsel for the Trust, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Company shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts.
In no event and under no circumstances shall the Company, its affiliates or any of its or their officers, members, agents or employees, be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement. Notwithstanding any other provision of this Agreement, the Company’s liabilities under this Agreement, whether under contract law, tort law, warranty or otherwise shall be limited to direct damages not to exceed the amounts actually received by the Company under this
Agreement during the 12 months prior to the date of the action giving rise to the claim.
b.The Adviser and Trust agree to indemnify and hold harmless the Company, its employees, agents, officers, members, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (a “Claim”) which may be asserted against or incurred by any
Indemnified Party or for which any Indemnified Party may be held liable arising out of, are based on, or in any way related to (i) Company’s actions or omissions except to the extent a Claim resulted from Company’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) Company’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by
Company from the Board or any Service Provider or an officer or representative thereof, (iii) any breach of any of the
Adviser’s or Trust’s obligations, representations or warranties hereunder, or (iv) any action taken or omitted to be taken by the Adviser or Trust or any past or current Service Provider.
c.The Trust shall, to the fullest extent permitted by applicable law, indemnify the natural person designated as Chief
Compliance Officer to the extent named as a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Adviser or Trust or other entity) by reason of the fact that such person serves or served as Chief Compliance Officer hereunder, against expenses (including, but not limited to, attorneys fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, no indemnification shall be provided if a final unappealable judgment or award established that such person engaged in intentional misconduct or a transaction from which such person derived an improper personal benefit. Expenses incurred by the CCO in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Trust.
d.In no event and under no circumstances shall the Company, its affiliates or any of its or their officers, members, agents or employees, be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement.
e.Notwithstanding any other provision of this agreement, Company’s liabilities under this Agreement, whether under contract law, tort law, warranty or otherwise shall be limited to direct damages not to exceed the amounts actually received by the Company under this agreement during the 12 months period prior to the date of the action giving rise to the claim.
f.Any person, even though also a Trustee, officer, employee, shareholder or agent of the Company, who may be or become an officer, Trustee, employee or agent for the Trust and/or Adviser, shall be deemed, when rendering services to the Trust and/or Adviser or acting on any business of the Trust and/or Adviser and as such shall be indemnified as an officer of the Trust and/or Adviser to the fullest extent permitted by law.
IV.Insurance
The Trust hereby represents that it maintains insurance coverage for the Trust, including commercially reasonable fidelity bond(s) and errors and omissions, directors and officers, and professional liability insurance. The Trust further agrees to furnish details of such coverage to the Company upon its request, including a copy of the policy, the identity of the carrier, coverage levels, and deductible amounts. The Trust will notify the Company of any modification, reduction, or cancellation of such coverage or of any material claims made against such coverage.
The Trust and Adviser agree that the designated Chief Compliance Officer provided by the Company will be named as an additional insured person under all such insurance policies and bonds. The Trust further agrees to furnish details of such coverage to the Company upon its request, including a copy of the policy, the identity of the carrier, coverage levels, and deductible amounts. The Trust and Adviser will notify the Company of any modification, reduction, or cancellation of such coverage, or of any material claims made against such coverage.
V.Duration and Termination
A.This Agreement shall commence on the date first set forth in this Agreement and as approved by the Trust and the
Adviser and shall continue in effect for one year from the date thereof (the “Initial Term”) and shall thereafter automatically renew in one-year increments.
B.The provisions of this Agreement shall be effective on the Effective Date and shall continue for the Initial Term and thereafter shall automatically renew for additional consecutive twelve (12) month periods (each, a “Renewal Term”, and each of the Initial Term and each Renewal Term shall be referred to herein as a “Term”). Either party may terminate this Agreement at the end of the Initial Term, or thereafter, by giving the other party at least ninety (90) days prior written notice of such termination specifying the date fixed therefore. Notwithstanding the foregoing, the Adviser or
Trust may terminate this Agreement at any time upon payment to the Company of the amount that would have been payable for the remainder of the then-current term. This Agreement will continue to be in effect in the event of (a)
dissolution of the Trust and/or Advisor, or (b) if the ownership of the Trust and/or Advisor changes due to sale, transfer, or other event. If such an event occurs, the new owners of the Trust and/or Adviser may terminate this Agreement at any time upon payment to the Company of the amount that would have been payable for the remainder of the then-
current term.
C.The Company may immediately terminate this Agreement in the event that (a) the Board does not approve the performance of required Additional Services or (b) the Company reasonably determines that (i) a Service Provider appointed after the date hereof would have a material adverse effect on the Trust’s or Adviser’s compliance program or
(ii) the Trust, or Adviser, or any Service Provider takes action or fails to take action that would have a material adverse effect on the Trust’s and/or Adviser’s compliance program. The Company shall cooperate with the Trust and Adviser to ensure an effective transition to a successor service provider to minimize disruption to the Trust and Adviser.
D.If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) resulting in a material loss to another party or parties, such other party or parties (the “non-Defaulting Party”) may be given written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The
Defaulting Party shall have five (90) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this
Agreement by giving thirty (90) days’ written notice of such termination to the Defaulting Party. If the Company is the
Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of the Company to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable and documented out-of-pocket expenses.
In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.
E.In the event that the Board, in the exercise of its fiduciary responsibility, determines to dismiss the CCO, the Company determines to replace the CCO, or the CCO voluntarily resigns, the Company shall have the opportunity to present a replacement CCO for Board consideration and approval. In the event that the Company is unable or unwilling to present a replacement CCO that is competent and knowledgeable regarding the federal securities laws, the Adviser and/or Trust may either appoint its own CCO candidate and continue this Agreement, or terminate this Agreement. If the Board approves a new CCO proposed by the Company, this Agreement will continue.
F.The Adviser or Trust shall have to reimburse the Company, as applicable, for any reasonable out-of-pocket expenses and disbursements incurred by the Company in connection with the services provided under this Agreement within 30 days of notification to the Adviser or Trust of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.
G.No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: war, act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts that constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. If a force majeure prevents the Company’s performance hereunder for more than thirty (30) days, the Adviser or Trust may terminate this Agreement on written notice to the Company.
VI.Confidentiality
A.All Confidential Information (as defined below) of one party (“Disclosing Party”) in the possession of the other
(“Receiving Party”), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party’s Confidential Information shall not be used or disclosed by the other party for any purpose except as otherwise described herein or as necessary to implement or perform this Agreement, or except as required by law (provided that the other party is given a reasonable opportunity to obtain a protective order). The Receiving Party shall limit its use of and access to the Disclosing Party’s Confidential
Information to only those of its employees and agents whose responsibilities require such use or access. The Receiving
Party shall advise all such employees and agents, before they receive access to or possession of any of the Disclosing
Party’s Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. The Receiving Party shall be liable for any breach of this Agreement by any of its employees or agents or any other person who obtains access to or possession of any of the Disclosing Party’s
Confidential Information from or through the Receiving Party.
B.For the purpose of this Section, “Confidential information” shall mean all business information disclosed by one party to the other in connection with this Agreement unless it is or later becomes publicly available through no fault of the other party or it was or later is rightfully developed or obtained by the other party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information shall include
Company’s ideas, methods, algorithms, business processes, formulae and concepts used in connection with performing the Services.
VII.Non-Exclusivity; Independent Contractor
The services of the Company hereunder are not deemed to be exclusive. The company may render such services and any other services to others. The company and the CCO shall perform the services hereunder as independent contractors and not as employees of the Adviser or Trust. As independent contractors, neither the Company nor the CCO is, and neither shall represent itself or himself to third parties as being, the agent or representative of the Trust and Adviser, except as specifically set forth herein. Neither Company nor the CCO has, and shall not represent itself or himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Adviser or Trust, as its agent, representative or otherwise, except as specifically set forth herein.
VIII.Representations and Warranties
Each party represents and warrants to the other party that:
1.It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;
2.It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;
3.It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations; and
4.This Agreement has been duly authorized and, when executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
IX.Records
The books and records pertaining to the Adviser and Trust which are in the possession or under the control of the Company shall be the property of the Adviser and Trust. The Adviser, Trust, its Board, the officers of the Trust, and their designated representatives shall have access to such books and records at all times during the Company’s normal business hours. Upon reasonable request of the Adviser or Trust, copies of any such books and records shall be provided by the Company. The
Company shall preserve and maintain all books and records relating to its duties hereunder and all other books and records as the Company is required to maintain pursuant to the applicable federal securities laws.
X.Miscellaneous
This Agreement shall be governed by the laws of New Jersey. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by email, registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to Company shall be sent via email to management@momentum57.com and/or mailed to Momentum57 LLC, 3 Springbrook Pl; Livingston, NJ 07039 and notice to the Adviser and Trust shall be sent to the email and/or address indicated in Exhibit D.
This Agreement, together with the Exhibits attached hereto, constitutes the entire Agreement of the parties hereto and supersedes all prior agreements and understandings. To the extent that any addenda described in Exhibit D conflicts with other terms of this Agreement, the terms of Exhibit D shall control. No waiver, amendment or modification of this
Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
Exhibit D
Internal Compliance Officer: Andrew Chanin
Address for Notices:
ProcureAM, LLC
16 Firebush Road
Levittown, PA 19056
andrew.chanin@procuream.com